Ford


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IMMEDIATE RELEASE
-----------------

FORD SETS 2004 FINANCIAL MILESTONES

--------------------------------------------------------------------------------
o Ford anticipates increased profit for 2004 to a range of $1.20 to $1.30 per share, or total company pre-tax profit of $3.5 to $3.8 billion, excluding special items.
o Total automotive pre-tax profit, excluding special items, is targeted in the range of $900 million to $1.1 billion for 2004.
--------------------------------------------------------------------------------

DEARBORN, Mich., Jan. 9 - Ford Motor Company today announced financial milestones for 2004 that call for an increase in the company's overall earnings as new product launches and operational improvements drive growth in profitability.

Based on goals that include quality improvements throughout all company operations, regional market share stability or gains, and continued cost savings, the company said it anticipates full-year 2004 earnings per share of $1.20 to $1.30, excluding special items, which equates to total company pre-tax profit of $3.5 to $3.8 billion.

"Over the past two years, Ford has consistently delivered on financial commitments and exceeded earnings estimates and profit targets," said Chairman and Chief Executive Officer Bill Ford. "This progress has given us tremendous momentum and is only the beginning. In 2004 we will continue to accelerate our efforts, improving both automotive and overall corporate profits."

To achieve profit growth in 2004, the company is targeting total automotive pre-tax profits in the range of $900 million to $1.1 billion compared with an estimate of slightly better than breakeven for 2003, in each case excluding special items. The improvement from 2003 primarily reflects significantly improved results at Ford Europe and PAG.

Achievement of these goals will move Ford closer to meeting its mid-decade annual pre-tax profit goal of $7 billion, excluding special items, which was announced in January 2002. Bill Ford and his management team outlined the business outlook and financial milestones for 2004 in a presentation today to the investment community.


The 2004 assumptions and milestones are:
Planning Assumptions
--------------------
Industry Volume:
  U.S.                                     17.0 million units
  Europe                                   16.9 million units

Industry Net Pricing:
  U.S.                                     Down slightly
  Europe                                   Down slightly

Operational Metrics                        Milestone
-------------------                        ---------
o Quality                                  Improve in all regions
o Market Share                             Flat or improve in all regions
o Automotive Cost Performance              Improve by at least $500 million
  (at constant volume, mix and
   exchange)
o Capital Spending                         $7 billion

Financial Results*                         Milestone
------------------                         ---------
Pre-Tax Profits (billions):
---------------------------
   Americas
    North America                          $ 1.5   - $ 1.7
    South America                          $(0.1) - Breakeven
   International
    Europe                                 $(0.2) - $(0.1)
    P.A.G.                                 $ 0.5  -  $  0.6
    Asia Pacific                           Breakeven - $0.1

    Total Automotive Pre-Tax Profits       $ 0.9  -  $1.1
    Financial Services Pre-Tax Profits       2.6  -  $2.7
                                           --------------

    Total Pre-Tax Profits                  $ 3.5 - $3.8

Operating-Related Cash Flow**              $ 500 million positive

   *Excluding special items.
 **See table below for calculation.

"Our 2004 milestones reflect our commitment to a solidly profitable business," said Chief Financial Officer Don Leclair. "By building on the basics, we will continue to reduce our operating costs and improve our quality, while launching great products that establish Ford as an industry leader."

Ford Motor Company, headquartered in Dearborn, Mich., is the world's second largest automaker, with approximately 335,000 employees in 200 markets on six continents. Its automotive brands include Aston Martin, Ford, Jaguar, Land Rover, Lincoln, Mazda, Mercury and Volvo. Its automotive-related services include Ford Credit, Quality Care and Hertz. Ford Motor Company celebrated its 100th anniversary on June 16, 2003.


2004 Automotive Cash and Cash Flow (billions)
---------------------------------------------
Cash, Marketable and Loaned Securities, and Short-Term VEBA Assets
------------------------------------------------------------------
   Year-End 2004 (Projected)                                                            $25.3
   Year-End 2003 (Estimated)                                                             25.3

Operating-Related Cash Flow
---------------------------
   Automotive Pre-Tax Profits                                                           $ 1.0
   Capital Spending                                                                     ( 7.0 )
   Depreciation and Amortization                                                          6.1
   Pension Contributions                                                                ( 0.7 )
   Other - Primarily Working Capital, Taxes, and Expense and                              1.1
           Payment Timing Differences
                                                                                        --------
       Total Automotive Operating-Related Cash Flow                                      $0.5

Other Cash Flow
---------------
   Call of Trust Preferred Securities (Issued in 1995; Called 1/2/04)                   ( 0.7 )
   Capital Transactions with Financial Services Sector, Dividends to Shareholders,
     Change in Debt, and Other                                                            0.2
                                                                                        --------
       Change in Gross Cash                                                              $0
                                                                                        ========

                                    -# # # -

Statements included herein may constitute "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation:
  o greater price competition in the U.S. and Europe resulting from currency fluctuations, industry overcapacity or other factors;
  o a significant decline in industry sales, particularly in the U.S. or Europe, resulting from slowing economic growth, geo-political events or other factors;
  o lower-than-anticipated market acceptance of new or existing products;
  o work stoppages at key Ford or supplier facilities or other interruptions of supplies;
  o the discovery of defects in vehicles resulting in delays in new model launches, recall campaigns or increased warranty costs;
  o increased safety, emissions, fuel economy or other regulation resulting in higher costs and/or sales restrictions;
  o unusual or significant litigation or governmental investigations arising out of alleged defects in our products or otherwise;
  o worse-than-assumed economic and demographic experience for our post-retirement benefit plans (e.g., investment returns, interest rates, health care cost trends, benefit improvements);

  o currency or commodity price fluctuations;
  o a market shift from truck sales in the U.S.;
  o economic difficulties in South America or Asia;
  o reduced availability of or higher prices for fuel;
  o labor or other constraints on our ability to restructure our business;
  o a change in our requirements under long-term supply arrangements under which we are obligated to purchase minimum quantities or pay minimum amounts;
  o a further credit rating downgrade;
  o inability to access debt or securitization markets around the world at competitive rates or in sufficient amounts;
  o higher-than-expected credit losses;
  o lower-than-anticipated residual values for leased vehicles;
  o increased price competition in the rental car industry and/or a general decline in business or leisure travel due to terrorist attacks, act of war or measures taken by governments in response thereto that negatively affect the travel industry; and
  o our inability to implement the Revitalization Plan.